Exhibit 10.1
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Second Amendment to Employment Agreement (the “Amendment”) is entered into as of March 10, 2015, by and between Equity One, Inc. (the “Company”), a Maryland corporation, and Mark Langer (the “Executive”).
WHEREAS, the parties have entered into an Employment Agreement dated as of January 11, 2011 and effective as of February 1, 2011, as amended by that certain First Amendment to Employment Agreement dated April 4, 2014 (as amended, the “Agreement”), for the purposes of setting forth the terms and conditions of the employment relationship between Executive and the Company;
WHEREAS, Executive has been serving as the Executive Vice President and Chief Financial Officer of the Company;
WHEREAS, on October 29, 2014 Executive provided written notice to the Company that he does not intend to renew his employment with the Company at the end of the Agreement’s term on June 30, 2015; and
WHERAS, the Company and Executive desire to amend certain terms of the Agreement with respect to the termination of Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive each hereby agrees to amend the Agreement as follows:
1.Definitions. All capitalized terms in this Amendment not otherwise defined herein have the meanings defined in the Agreement.
2.Term. Section 2 of the Agreement is hereby amended to read in its entirety:
The period of employment of Executive by the Company hereunder (the “Employment Period”) shall commence on the Effective Date and shall continue through April 10, 2015 or such earlier date on or as of which this Agreement or Executive’s employment hereunder is terminated in accordance with the terms hereof. Subject to this Agreement or Executive’s employment hereunder being terminated in accordance with the terms hereof or prior to April 10, 2015, this Agreement and the Employment Period automatically shall terminate on April 10, 2015. As used herein, “End of Term Date” means April 10, 2015.
3.Compensation and Related Matters. Section 5(b)(i)(B) of the Agreement is hereby amended to read in its entirety:
(B)The Compensation Committee shall review Executive’s performance with the Chief Executive Officer for the period commencing on January 1, 2015 and ending on April 10, 2015 and cause the Company to award Executive a Bonus in such amount as the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company during that period, provided, however, that in no event shall Executive’s Bonus for such period be less than an amount equal to one hundred percent (100%) of the Base Salary of Executive for such calendar year multiplied by a fraction, the numerator of which is the number of days that Executive was employed in calendar year 2015, and the denominator of which shall be 365. Any Bonus payable to Executive as contemplated by this Section 5(b)(i)(B) shall be payable 100% in cash, and shall be paid to Executive on or before May 11, 2015.

4.Compensation and Related Matters. Section 5(b)(ii) of the Agreement is hereby amended to read in its entirety:
Subject to Section 8(b)(ii) below, no Bonus shall be payable hereunder to Executive with respect to calendar year 2014 unless Executive is employed hereunder by the Company as of the last day of such calendar year. Subject to Section 8(b)(ii) below, no Bonus shall be payable hereunder to Executive with respect to calendar year 2015 unless Executive is employed hereunder by the Company as of April 10, 2015.

5.	Compensation and Related Matters. Section 5(j) of the Agreement is hereby amended to read in its entirety:
Retention Bonus. In addition to the foregoing, and subject to Executive being employed by the Company through the Employment Period and satisfaction by the Executive of the Qualifying Conditions, the Company shall award Executive a retention bonus (“Retention Bonus”) in the amount of $334,000, payable 100% in a lump sum cash payment on the End of Term Date, provided, however, in the event that Executive’s employment is terminated prior to the end of the Employment Term for any reason other than a Termination by the Company for Cause or a Termination by Executive Other Than for Good Reason, the Company shall pay Executive the Retention Bonus in a lump sum cash payment no later than 30 days after the Date of Termination, notwithstanding the fact that Executive was not employed through the Employment Period.
6.Representations and Warranties. The Company represents and warrants that (i) the execution, delivery and performance of this Amendment by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Amendment on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Amendment does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound, and (iv) upon execution and delivery of this Amendment by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
7.Effect on Agreement. Except as set forth in this Amendment, the Agreement shall remain in full force and effect and references in the Agreement to “this Agreement,” “hereunder,” “herein,” “hereto,” and words of like effect shall mean the Agreement as amended by this Amendment. In the event any term in this Amendment conflicts with any term(s) of the Agreement, this Amendment shall govern.
8.Governing Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.
9.Counterparts. This Agreement may be executed in any number of counterparts (including facsimile and PDF counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.
EQUITY ONE, INC.
/s/ David Lukes
Name: David Lukes
Title: Chief Executive Officer
EXECUTIVE
/s/ Mark Langer
MARK LANGER